Exhibit 99.1

FOR IMMEDIATE RELEASE

AccountAbilities, Inc. Reports Net Income for the Third Quarter of 2008
-Consecutive Quarter, and Year over Year Net Income Improvements
-Significant Balance Sheet Improvements Continue

MANALAPAN, NJ – Thursday August 14, 2008, - AccountAbilities, Inc. (OTC Bulletin Board:  ACBT), a provider of financial consulting and staffing services, as well as management consulting services to CPA and other professional firms, today announced financial results for its fiscal third quarter ended June 30, 2008.

While revenue for the current quarter decreased modestly to $15.9 million from $16.2 million, net income improved to $5,000 from a loss of ($14,000) in the third quarter of the prior year.  Compared to the previous quarter ended March 31, 2008 net income improved significantly from a loss of ($903,000).  Selling, general and administrative expenses decreased to $2.2 million in the third quarter of this year, from $2.7 million in the second quarter of this year as the Company sought and accomplished company wide expense reductions.

Total debt decreased to $3.0 million as of June 30, 2008 versus $5.2 million at year end September 30, 2007 while stockholders equity increased to $1.1 million from $0.5 million at year end September 30, 2007, as the Company accomplished various debt restructurings during the current year to date period.  These changes resulted in a greatly improved debt to equity ratio of 2.8 to 1 as of June 30, 2008 versus 11.6 to 1 at September 30, 2007.  Working capital also improved $0.8 million from a deficit of ($3.2) million at September 30, 2007 to ($2.4) million at June 30, 2008.

“Our results for the quarter demonstrate our ability to manage to the bottom line in a challenging and uncertain economic environment.  Yet we have continued to make progress in strategic areas, such as the roll out of our higher margin finance and accounting service offerings, with the launch in March of our New York area consulting operations and the signing of two new CPA firms to our Partner on Premise Program in April and May,” said Jeffrey Raymond, Chief Executive Officer of AccountAbilities.

Stephen DelVecchia, Chief Financial Officer of AccountAbilities added, “The significant strengthening of our balance sheet provides us with a much more secure position as we await improvements in the overall economic environment.  We have also demonstrated our ability to act proactively by aggressively seeking reductions in operating costs throughout the organization as demonstrated in the reduction of our selling, general and administrative expenses in the current quarter.  We are excited to have been able to produce these results in our first full quarter as an OTC Bulletin Board traded company.”

About AccountAbilities, Inc.
AccountAbilities provides accounting and finance consulting, staffing and recruiting services both independently and through co-branded offerings with some of the largest regional public accounting firms in the United States.  In addition, AccountAbilities provides productivity based commercial, scientific and IT staffing solutions across a variety of industries.  To learn more, visit www.aabilities.com.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain known and unknown risks and uncertainties, including but not limited to, changes in the market for professional staffing services, regulatory and technological changes, changes in levels of unemployment and other economic factors, increased competition, the ability to attract and retain customers, the availability of qualified candidates for placement by the Company and the possibility of the Company incurring liability for activities of the employees and contractors that it places with its customers.  The Company’s actual results may differ materially from the results discussed in or implied by any forward-looking statement.  The words “intend,” “expect,” “should,” “project,” “anticipate” and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made.

SOURCE:  AccountAbilities, Inc.
Contact:  Stephen DelVecchia
Chief Financial Officer
732-333-3622
www.aabilities.com

ACCOUNTABILITIES, INC.

STATEMENTS OF OPERATIONS
(unaudited)

	Three Months		Nine Months
	Ended		Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007

Revenue	$15,889,000	$16,241,000	$49,780,000	$40,710,000

Direct cost of services	13,442,000	13,410,000	41,833,000	33,929,000

Gross profit	2,447,000	2,831,000	7,947,000	6,781,000

Selling, general and administrative expenses *	2,182,000	2,493,000	7,528,000	6,126,000
Depreciation and amortization	116,000	106,000	341,000	214,000

Income from operations	149,000	232,000	78,000	441,000

Interest expense	144,000	246,000	687,000	633,000
Loss on goodwill impairment	-	-	148,000	-
Net loss on debt extinguishments	-	-	100,000	-

Net income (loss)	$5,000	$(14,000)	$(857,000)	$(192,000)

Net income (loss) per share:
Basic	$0.00	$0.00	$(0.04)	$(0.01)
Diluted	$0.00	$0.00	$(0.04)	$(0.01)

Weighted average shares outstanding:
Basic	21,582,000	16,530,000	19,165,000	15,079,000
Diluted	22,045,000	16,530,000	19,165,000	15,079,000

* Includes $41,000 and $7,000 for the three months ended June 30, 2008 and 2007, respectively, and $250,000 and $12,000 for the nine months ended June 30, 2008 and 2007, respectively in non-cash charges for stock based compensation.

ACCOUNTABILITIES, INC.
BALANCE SHEETS

	June 30,	September 30,
	2008	2007
	(unaudited)
ASSETS

Current assets:
Cash	$89,000	$137,000
Accounts receivable – less allowance for doubtful accounts of $523,000 and $338,000, respectively	1,105,000	224,000
Due from financial institution	123,000	134,000
Unbilled receivables	212,000	1,182,000
Prepaid expenses	366,000	268,000
Due from related party	76,000	51,000
Total current assets	1,971,000	1,996,000

Property and equipment, net	344,000	149,000
Other assets	9,000	34,000
Intangible assets, net	1,506,000	2,023,000
Goodwill	3,332,000	4,617,000
Total assets	$7,162,000	$8,819,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$1,365,000	$1,348,000
Accrued wages and related obligations	1,515,000	1,367,000
Current portion of long-term debt	437,000	691,000
Current portion of related party long-term debt	985,000	1,647,000
Due to related party	61,000	169,000
Total current liabilities	4,363,000	5,222,000

Long term debt, net of current portion	341,000	450,000
Related party long-term debt, net of current portion	1,212,000	2,440,000
Acquisition related contingent liability	193,000	257,000
Total liabilities	6,109,000	8,369,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 5,000,000 shares authorized; zero shares issued and outstanding	-	-
Common stock, $0.0001 par value, 95,000,000 shares authorized; 23,857,000 and 17,469,000 shares issued and outstanding as of June 30, 2008 and September 30, 2007, respectively	2,000	2,000
Additional paid-in capital	3,195,000	1,735,000
Accumulated deficit	(2,144,000)	(1,287,000)
Total stockholders’ equity	1,053,000	450,000

Total liabilities and stockholders’ equity	$7,162,000	$8,819,000